EXHIBIT 10.9
ADDENDUM II TO EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1.
HR Europe B.V., a private limited liability company, having its registered office at the Hoogoorddreef 15, geb. Amerika, 7th floor, (1101BA) in Amsterdam, the Netherlands, ("Company"), in this matter duly represented by Etienne Claessens, VP Human Resources International;

and

2.	Mr. Francisco Canal Vega, residing at the Roemer Visscherstraat 34H, (1051EZ) in Amsterdam, the Netherlands ("Executive").

HR Europe and Director may be referred to hereinafter individually as a "Party" and jointly as the "Parties".

WHEREAS:

A.
the Company and Executive entered into an employment agreement dated August 27, 2015 and subsequently into an Addendum thereto dated July 2017 (combined referred to as: “Employment Agreement”) which sets forth the terms and conditions upon which Executive is currently employed by the Company in the position Senior Vice President and President Global Surgical Solutions;

B.
the Company and Executive desire to enter into this agreement (“Addendum II”) to provide certain benefits to Executive in the event of Executive’s involuntary termination of employment by the Company under certain circumstances; and

C.
NOW THEREFORE, in consideration of Executive’s continued employment with the Company and the mutual covenants set forth in the Employment Agreement and herein, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive agree to amend the Employment Agreement as adopted in this Addendum II:

HAVE AGREED AS FOLLOWS:

Article 1

1.1    Article 1, paragraph 4 of the Employment Agreement (“Severance Payments”), is     hereby amended by adding the following at the end of paragraph 4:
“In addition to the entitlement to a lump sum severance payment and the continuation of health and active service and under the conditions as stated in

Article 1, paragraph 4 of the Employment Agreement, Executive shall be eligible to receive cash payments as compensation for the forfeiture of all outstanding stock options, restricted stock units and performance share units that are unvested as of the effective date of termination of employment and that are otherwise scheduled to vest by their terms in calendar years 2018 and 2019, as follows:

(i)
For each such unvested stock option, an amount equal to the difference between the closing price of the Company’s Common Stock on the Executive’s effective date of termination of employment and the stock option’s exercise price;

(ii)	For each such unvested restricted stock unit, an amount equal to the closing price of the Company’s Common Stock on the Executive’s effective date of termination of employment;

(iii)
For each such unvested performance share unit, an amount equal to the closing price of the Company’s Common Stock on the last day of the applicable three-year performance share unit performance period, with the number of unvested performance share units to be determined as of the close of the applicable performance period based on actual Company financial performance for the full performance period.

(iv)
Executive shall only be eligible for the cash payments provided for in subparagraphs (i), (ii) and (iii) above in the event Executive’s employment is terminated by the Company without “cause”, as defined above, on or before November 16, 2019.

(v)
The cash payments provided for in subparagraphs (i) and (ii) above shall be paid to Executive as soon as practicable following Executive’s effective date of termination of employment and the cash payment provided for in subparagraph (iii) above shall be paid to Executive as soon as practicable following the end of the applicable three-year performance share unit performance period; provided, however, that any such cash payments shall comply with any payment limitations or restrictions imposed by Code Section 409A.”

Article 2

2.1    Except as amended by this Addendum II, the Employment Agreement shall     continue in full force and effect. The Employment Agreement and this     Addendum II shall be construed as one and the same instrument.
Article 3: Miscellaneous

3.1    All other terms and conditions of the Employment Agreement will remain in     force.

3.2    This Addendum is governed by Dutch law.

Signed by Parties in duplicate originals on April 23rd, 2018.

For HR Europe B.V.:
/S/ Etienne Claessens	/S/ Francisco Canal Vega
Etienne Claessens	Francisco Canal Vega

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